Exhibit 10.16

THE TIDEWATER HEALTH CARE PLAN CERTIFICATE

FOR

ACTIVELY EMPLOYED OFFICERS OF TIDEWATER INC.

EXECUTIVE HEALTH AND DENTAL BENEFITS

PROVIDED BY

BLUE CROSS AND BLUE SHIELD OF LOUISIANA

(Incorporated as Louisiana Health Service and Indemnity Company)

This insurance coverage is being provided by Blue Cross and Blue Shield of Louisiana and Your Employer, Tidewater Inc. It is a fully-insured Benefit Plan. It is the intent of the Group and the Company to provide Benefits in accordance with the laws of the state where the Group Benefit Plan is issued, unless otherwise forbidden by the laws of the state where You live. If there is a conflict between any provision in this Certificate and the applicable state law, the state law will prevail.

This Certificate is a supplement to any other Group Employee Benefit Plan Certificate(s) previously issued to You describing this insurance coverage and is intended to provide additional Benefits for some of the Eligible Expenses incurred by You and Your family that are not payable under the other Group Employee Benefit Plan. Benefits will be paid at the Coinsurance Percentage, as shown in the Schedule of Benefits, for all Eligible Expenses.

This Certificate does not waive or alter any of the terms of the Benefit Plan. If coverage questions arise, the Benefit Plan will govern.

The Group referred to herein means Tidewater Inc. The Company referred to herein means Blue Cross and Blue Shield of Louisiana and/or another Blue Cross and Blue Shield Plan that has entered into an agreement with Blue Cross and Blue Shield of Louisiana to provide Benefits to eligible Members under the Benefit Plan. A word used in the masculine gender applies also in the feminine gender.

DEFINITIONS

The following Definitions are applicable to the Benefit Plan in addition to the Definitions contained in the Group Employee Benefit Plan Certificate previously issued to You which describes the Covered Services provided under the Benefit Plan. Please refer to that document also for a full description of Definitions.

Age - The age of the Covered Person at his or her last birthday.

Benefits - The amount provided by the Company, subject to any limitation specified in the Benefit Plan, for Covered Services in accordance with the Coinsurance percentage shown in the Schedule of Benefits.

Benefits paid for Covered Services listed herein must be:

1.	For medical care as defined under Internal Revenue Service (IRS) Section 231(d); and

2.	Required for treatment; and

3.	Recommended and approved by the attending Physician.

The Company will provide Benefits, at the Coinsurance percentage shown in the Schedule of Benefits, for those Covered Services shown in the Schedule of Benefits, which are not payable, in whole or in part, under the Group Employee Benefit Plan. All Eligible Expenses must be incurred after You become covered under the Plan.

The total Benefits paid will not exceed the Benefit Period Maximum Amount per family, as shown in the Schedule of Benefits. No Benefits will be paid for services, supplies, or equipment listed under the Expenses Not Covered provision, unless otherwise stated in the Benefit Plan.

Benefit Period - A calendar year, January 1 through December 31. For new Members, the initial Benefit Period begins on the Enrollment Date and ends on December 31 of the same year.

Certificate - The agreement between the Company and the Employee, including the original and/or amended Schedule of Benefits, the Employee’s individual application (if medically underwritten), and any amendments to the Certificate.

Claim - A claim is written or electronic proof, in a form acceptable to the Company, of charges for Covered Services that have been incurred by a Member during the time period the Member was insured under the Benefit Plan. The provisions in effect at the time the service or treatment is received shall govern the processing of any claim expense actually incurred as a result of the service or treatment rendered.

Company - Blue Cross and Blue Shield of Louisiana (incorporated as Louisiana Health Service & Indemnity Company), and/or another Blue Cross and Blue Shield Plan that has entered into an agreement with Blue Cross and Blue Shield of Louisiana to provide Benefits to eligible Members under the Benefit Plan.

Covered Person - A person who is eligible for coverage as an Employee or a Dependent and for which applicable premiums have been paid.

Covered Service - A service or supply specified in the Benefit Plan for which Benefits are available when rendered by a Provider. A charge for a Covered Service is considered to have been incurred on the date the service or supply was provided to the Member.

Creditable Coverage - A period of insurance coverage under an individual or group health plan (including Medicare, Medicaid, governmental and church plans) that is not followed by a Significant Break in Coverage. Creditable Coverage does not include coverage for liability, dental, vision, specified disease and/or other supplemental type benefits, unless the Member elects all lines of coverage.

Dependent - A person who is designated by an Eligible Participant may become covered or is entitled to Benefits under the Benefit Plan if he/she is one of the following:

A.	An Eligible Participant’s spouse (if not legally separated or divorced from the Eligible Participant).

B.	An Eligible Participant’s unwed child from birth or placement for legal adoption (but not after the child is removed from placement prior to legal adoption), until the child attains Age nineteen (19), provided the child is more than fifty percent (50%) dependent on the Eligible Participant for support and maintenance. An unwed child who is a student may be covered until Age twenty-five (25), provided such child is a Full-Time Student attending an accredited college, vocational or high school and enrolled in sufficient courses to maintain such full-time status. Proof of the child’s enrollment as a Full-Time Student must be submitted to the Company.

C.	An Eligible Participant’s handicapped child who has attained Age nineteen (19), provided such child is:

1.	Unwed; and

2.	Mentally incapable or physically incapable of earning his/her own living. Proof of such incapacity must be furnished to the Company within thirty-one (31) days of his/her attainment of the limiting Age; and

3.	Dependent upon the Eligible Participant for support and maintenance; and

4.	A covered person on the day immediately prior to attaining the limiting Age.

D.	An Eligible Participant’s child who is recognized under a qualified medical child support order, as determined by federal law, as having a right to receive Benefits under the Benefit Plan.

The term “child” includes:

1.	A stepchild;

2.	A legally adopted child;

3.	With respect to Major Medical Benefits only, a child who has been placed in the Eligible Participant’s home for adoption;

and who is more than fifty percent (50%) dependent upon the Eligible Participant for support and maintenance.

Eligible Expense(s) - Treatment, services, and/or supplies, which must be: (1) Medically Necessary for the care or treatment of an Injury or Illness; and (2) Recommended and approved by a Physician or a Participating Provider. All Eligible Expenses must be incurred after the person becomes covered under the Benefit Plan.

Eligible Participant -

A.	An Eligible Participant is defined as an Employee of the Group, who is a member of one of the classes of coverage described in the Classification Schedule shown in the Schedule of Benefits of the Group Employee Benefit Plan Certificate, who is an Officer of Tidewater Inc.

B.	An Eligible Participant becomes a Covered Person when enrolled for coverage under the Benefit Plan.

C.	No person may be covered as both an Eligible Participant and a Dependent at the same time.

Employee - An Eligible Participant who qualifies for coverage in accordance with the class as determined by the Group and described on the application for coverage.

Enrollment Date - The first day of coverage under the Benefit Plan or if there is a Waiting Period, the first day of the Waiting Period.

Full-Time Student -

A.	A Dependent attending an accredited college, vocational or high school; and

B.	A Dependent enrolled in sufficient courses to maintain full-time status.

Full-Time Student status will continue during school vacation if:

A.	The Dependent was enrolled as a Full-Time Student immediately prior to the vacation; and

B.	Intends to return as a Full-Time Student; and

C.	Returns to school after vacation, if not prevented from doing so due to Illness or Injury.

The Company and the Group reserve the right to require proof of Full-Time Student status.

Group - Tidewater Inc., or other legal entity of Tidewater Inc., for which Blue Cross and Blue Shield of Louisiana administers the Benefit Plan.

Illness - A disorder or disease of the mind or body or a pregnancy.

Injury - Accidental bodily injury sustained by a Covered Person while he is covered under the Benefit Plan. It must be independent of sickness, disease, bodily infirmity or other causes.

Investigational - The use of any treatment, procedure, facility, equipment, drug, device or supply not accepted, as determined by the Company, as standard medical treatment of the condition being treated, or any such items requiring federal or other government agency approval not granted at the time services were rendered.

Late Enrollee - A Participant who enrolls in the Benefit Plan after the initial enrollment period and who does not make application during any special enrollment period.

Medically Necessary (or “Medical Necessity”) - Those services, treatments, procedures, equipment, drugs, devices, items or supplies furnished by a covered Provider that are required to identify or treat a Member’s Illness or Injury, and which are determined by the Company to be covered under the Benefit Plan in that they are:

A.	consistent with symptoms, diagnosis and treatment of the Member’s condition, Illness, or Injury; and

B.	consistent with standards of good medical practice; and

C.	not primarily for the personal comfort or convenience of the Member, his or her family, or the Provider; and

D.	the most appropriate supply or level of care which can safely be provided to the Member. When applied to the care of an Inpatient, it further means that the Member’s medical symptoms or condition require continuous twenty-four (24) hour a day Physician and nursing intervention and that the services cannot be safely provided to the Member as an Outpatient.

The fact that a Physician or other Provider prescribes, orders, recommends or approves a service or supply, or that a court orders a service or supply to be rendered, does not make it Medically Necessary.

Member - An Eligible Participant or an enrolled Dependent.

Open Enrollment Period - Unless specified in the Schedule of Benefits, the Open Enrollment Period means the one (1) month period prior to the beginning of each Plan Year.

Physician - A Doctor of Medicine or a Doctor of Osteopathy legally qualified and licensed to practice medicine and practicing within the scope of his or her license at the time and place service is rendered.

Provider - A Hospital, Allied Health Facility, Physician, or Allied Health Professional, licensed where required, performing within the scope of license, and approved by the Company.

A.	Participating Provider - A Provider that has a Provider Agreement with the Blue Cross and Blue Shield Plan pertaining to payment for Covered Services rendered to a Member.

B.	Nonparticipating Provider - A Provider that does not have a Provider Agreement with the Blue Cross and Blue Shield Plan pertaining to payment for Covered Services rendered to a Member.

Reimbursement Percentage - The percentage of Eligible Expenses, which are payable under the Benefit Plan, as shown in the Schedule of Benefits.

Significant Break in Coverage - A period of sixty-three (63) or more days without Creditable Coverage. Periods of no coverage during a Waiting Period shall not be taken into account for purposes of determining whether a Significant Break in Coverage has occurred.

Special Enrollee - An Eligible Participant who is entitled to and who requests Special Enrollment (as described in the Schedule of Eligibility section of the Group Employee Benefit Plan Certificate) within thirty-one (31) days of losing other health coverage or for a newly acquired Dependent within thirty-one (31) days of marriage, birth, adoption, or placement of adoption.

Waiting Period - The period that must pass before an individual is eligible to be covered for Benefits under the Benefit Plan. If an individual enrolls as a Late Enrollee or as a Special Enrollee, any period before such Late or Special Enrollment is not a Waiting Period.

You/Your - The Employee who is covered under the Benefit Plan.

EXPENSES NOT COVERED

The following Limitations and/or Exclusions are applicable to the Benefit Plan in addition to the Limitations and Exclusions contained in the Group Employee Benefit Plan Certificate previously issued to You which describes the Covered Services provided under the Benefit Plan. Please refer to that document also for a full description of Limitations and/or Exclusions.

Benefits will not be provided for the following:

1.	Services, treatments, procedures, equipment, drugs, devices, items or supplies that are not Medically Necessary for an Illness or Injury and are not consistent as a medical deduction under Internal Revenue Service (IRS) Section 213(a).

2.	Services covered in whole or in part by Workers’ Compensation laws, the Jones Act, and/or services rendered as a result of occupational disease or Injury.

3.	Any Injury or Illness arising out of the commission of, or attempt to commit, an assault, battery, felony or act of aggression, insurrection, rebellion, or participation in a riot.

4.	Services or expenses for which the Member has no obligation to pay, or for which no charge would be made if the Member had no health insurance coverage.

5.	Services or supplies rendered or furnished before the Member’s Enrollment Date or after the Member’s termination date. Benefits are not available for charges for services or supplies rendered or furnished during an Admission in progress on the Member’s Enrollment Date.

6.	Charges for care or services furnished by any agency or program funded by federal, state, or local government. This exclusion does not apply to Medicaid or where prohibited by law.

7.	Any Injury or Illness occurred while serving as a member of the Armed Forces.

8.	Any charges for services which are not related to and consistent with the treatment of any Injury or Illness of the Covered Person.

9.	Charges for medical care, services, or supplies which are not furnished or prescribed by a Physician, including non-prescription (over-the-counter) drugs.

10.	Services or supplies which are Investigational in nature, or for experimental treatment or procedures, or research purposes, or when not a generally recognized accepted medical practice.

11.	Any charges for outpatient food, food supplements or vitamins.

12	Any charges for services or supplies which are cosmetic in nature and are not as a result of a previous Illness or Injury.

COORDINATION OF BENEFITS

1.	Applicability

a.	This Coordination of Benefits (“COB”) section applies to This Plan when the Member has health care coverage under more than one plan. “Plan” and “This Plan” are defined below.

b.	If this COB section applies, the Order of Benefit Determination Rules should be looked at first. Those rules determine whether the benefits of This Plan are determined before or after those of another plan. The benefits of This Plan:

(1)	will not be reduced when, under the Order of Benefit Determination Rules, This Plan determines its benefits before another plan.

(2)	may be reduced when under the Order of Benefit Determination Rules, another plan determines its benefits first. That reduction is described in Paragraph 4 of this COB section.

2.	Definitions (Applicable only to this Section of the Benefit Plan)

a.	“Plan” means any group or blanket health plan which provides benefits for services, supplies, or equipment for hospital, surgical, medical, or dental care, including, but not limited to coverage under:

•	insurance policies, non-profit health service plans, health maintenance organizations, subscriber contracts, self-insured, pre-payment, automobile, or homeowners medical payments plans;

•	government programs, including compulsory no-fault automobile insurance, unless an applicable law forbids coordinating benefits with this type of program;

•	labor-management trusteed plans, union welfare plans, employer organization plans, employee benefit organization plans, and professional association plans;

•	any other employee welfare benefit plan as defined in the Employee Retirement Income Security Act of 1974, as amended;

•	Medicare as permitted by federal law;

•	group-type plans or policies which can be obtained only because of employment with or membership in a particular organization, corporation, or other business entity.

This does not include school accident insurance, Medicaid, hospital daily indemnity plans, specified diseases only policies, or limited occurrence policies which provide only for intensive care or coronary care in the hospital.

Each plan or other arrangement for coverage is a separate plan. If an arrangement has two parts and COB rules apply only to one of the two, each of the parts is a separate plan.

b.	“This Plan” means the part of the Group’s Benefit Plan and any amendments/endorsements thereto that provides benefits for health care expenses.

c.	“Primary Plan”/”Secondary Plan.” The Order of Benefit Determination Rules state whether This Plan is a Primary Plan or Secondary Plan as to another plan covering the person.

When This Plan is a Primary Plan, its benefits are determined before those of the other plan and without considering the other plan’s benefits.

When This Plan is a Secondary Plan, its benefits are determined after those of the other plan and may be reduced because of the other plan’s benefits.

When there are more than two plans covering the person, This Plan may be a Primary Plan as to one or more other plans, and may be a Secondary Plan as to a different plan or plans.

d.	“Allowable Expense” means a necessary, reasonable, and customary item of expense for health care, when the item of expense is covered at least in part by one or more plans covering the person for whom the claim is made.

When a plan provides benefits in the form of services, the reasonable cash value of each service rendered will be considered both an Allowable Expense and a benefit paid.

When benefits are reduced under a Primary Plan because a covered person does not comply with the Primary Plan’s provisions, the amount of such reduction will not be considered an Allowable Expense. Examples of such provisions are those related to second surgical opinions, pre-certification of admissions or services, and preferred provider arrangements.

e.	“Claim Determination Period” means that part of the Benefit Period during which a person covered by This Plan is eligible to receive benefits under the provisions of This Plan.

3.	Order of Benefit Determination Rules

a.	When there is a basis for a claim under This Plan and another plan, This Plan is a Secondary Plan which has its benefits determined after those of the other plan, unless:

(1)	the other plan has rules coordinating its benefits with those of This Plan; and,

(2)	both those rules and This Plan’s rules, in subparagraph (b.) below, require that This Plan’s benefits be determined before those of the other plan.

b.	This Plan determines its order of benefits using the first of the following rules which applies:

(1)	Non-dependent/Dependent: The benefits of the plan which covers the person as an employee, member or subscriber (that is, other than as a dependent) are determined before those of the plan which covers the person as a dependent; except that if the person is also a Medicare beneficiary, and as a result of the rule established by Title XVIII of the Social Security Act and implementing regulations, Medicare is

(a) Secondary to the plan covering the person as a Dependent, and

(b) Primary to the plan covering the person as other than a Dependent (e.g., a retired employee), then the benefits of the plan covering the person as a Dependent are determined before those of the plan covering that person as other than a Dependent.

(2)	Dependent Child/Parents Not Separated or Divorced: Except as stated in subparagraph b.(3) below, when This Plan and another plan cover the same child as a Dependent of different persons, called “parents”:

(a)	the benefits of the plan of the parent whose birthday falls earlier in the Benefit Period are determined before those of the plan of the parent whose birthday falls later in the Benefit Period; but

(b)	if both parents have the same birthday, the benefits of the plan which covered one parent longer are determined before those of the plan which covered the other parent for a shorter period of time.

However, if the other plan does not have the rule described in (a) immediately above, but instead has a rule based upon the gender of the parent, and if, as a result, the plans do not agree on the order of benefits, the rule in the other plan will determine the order of benefits.

(3)	Dependent Child/Separated or Divorced Parents: If two or more plans cover a person who is a Dependent child of divorced or separated parents, benefits for the child are determined in this order:

(a)	first, the plan of the parent with custody of the child;

(b)	then, the plan of the spouse of the parent with custody of the child;

(c)	finally, the plan of the parent not having custody of the child.

However, if the specific terms of a court decree state that one of the parents is responsible for the health care expenses of the child, and the entity obligated to pay or provide the benefits of the plan of that parent has actual knowledge of those terms, the benefits of that plan are determined first. The plan of the other parent shall be the Secondary Plan.

This paragraph does not apply when any benefits are actually paid or provided before the entity has that actual knowledge.

(4)	Joint Custody: If the specific terms of a court decree state that the parents will share joint custody, without stating that one of the parents is responsible for the health care expenses of the child, the plans covering the child will follow the order of benefit determination rules outlined in Paragraph 3.b.(2).

(5)	Active/Inactive Employee: The benefits of a plan which covers a person as an employee who is not terminated, laid off, or retired (or as that employee’s dependent) are determined before those of a plan which covers that person as a terminated, laid off or retired employee (or as that employee’s dependent). If the other plan does not have this rule, and if, as a result, the plans do not agree on the order of benefits, this rule is ignored.

(6)	Continuation Coverage: If a person whose coverage is provided under a right of continuation pursuant to federal or state law also is covered under another plan, the following will be the order of benefit determination:

(a)	First, the benefits of a plan covering the person as an employee, member or subscriber (or as that person’s Dependent);

(b)	Second, the benefits under the continuation coverage.

If the other plan does not have the rule described above, and if, as a result, the plans do not agree on the order of benefits, this rule is ignored.

(7)	Longer/Shorter Length of Coverage: If none of the above rules determines the order of benefits, the benefits of the plan which covered an employee, member or subscriber longer are determined before those of the plan which covered that person for the shorter time.

4.	Effect on the Benefits of This Plan

a.	This Paragraph (4.) applies when, in accordance with Paragraph (3.), “Order of Benefit Determination Rules,” This Plan is a Secondary Plan as to one or more other plans. In that event, the benefits of This Plan may be reduced, as described in this paragraph. Such other plan or plans are referred to as “the other plans” in (b.) immediately below.

b.	Reduction in This Plan’s Benefits

The benefits of This Plan will be reduced when the sum of:

(1)	the benefits that would be payable for the Allowable Expenses under This Plan in the absence of this COB section, and

(2)	the benefits that would be payable for the Allowable Expenses under the other plans in the absence of provisions with a purpose like that of this COB section, whether or not claims are made,

would be more than those Allowable Expenses in a Claim Determination Period. In that case, the benefits of This Plan will be reduced so that they and the benefits payable under the other plans do not total more than those Allowable Expenses.

When the benefits of This Plan are reduced as described above, each benefit is reduced in proportion. It is then charged against any applicable benefit limit of This Plan.

5.	Right to Receive and Release Needed Information

Certain facts are needed to apply these COB rules. The Company has the right to decide which facts it needs. It may get needed facts from or give them to any other organization or person. The Company need not tell, or get the consent of, any person to do this. Each person claiming benefits under This Plan must give the Company any facts it needs to pay the claim.

6.	Facility of Payment

A payment made under another plan may include an amount which should have been paid under This Plan. The Company may pay that amount to the organization which made that payment. That amount will then be treated as though it were a benefit paid under This Plan. To the extent such payments are made, they discharge the Company and the Group from further liability. The term “payment made” includes providing benefits in the form of services, in which case the payment made will be deemed to be the reasonable cash value of any benefits provided in the form of services.

7.	Right of Recovery

If the amount of the payments made by the Company and the Group is more than it should have paid under this COB section, it may recover the excess. It may get such recovery or payment from one or more of:

a.	The persons it has paid or for whom it has paid;

b.	Insurance companies; or

c.	Other organizations.

The “amount of the payments made” includes the reasonable cash value of any benefits provided in the form of services.

If the excess amount is not received when requested, any benefits due under This Plan will be reduced by the amount to be recovered until such amount has been satisfied.

TERMINATION OF COVERAGE

1.	The Member’s coverage may be terminated for fraud or material misrepresentations in connection with application for coverage or claim for Benefits.

Unless COBRA Continuation of Coverage is available and selected as provided in the Benefit Plan, a Member’s coverage terminates as provided below:

a.	In the event an Employee ceases to be eligible for coverage under the Group, the coverage of such Employee and all of his/her Dependents automatically, and without notice, terminates at midnight on the date the Employee ceases to be covered.

b.	The coverage of the Employee’s spouse will terminate automatically and without notice at midnight on the date upon which the entry of a final decree of divorce or other legal termination of marriage is made.

c.	The coverage of a child as a Member will terminate automatically and without notice at midnight upon the date the child ceases to be an Eligible Dependent.

d.	Upon the death of an Employee, the coverage of all of his/her surviving Dependents will terminate automatically and without notice at midnight on the date of the Employee’s death. However, a covered surviving spouse and Dependents may be eligible to continue coverage under the Continuation of Insurance Upon Death of the Employee provision set forth below.

2.	In the event the Group cancels the Benefit Plan, such cancellation or termination alone will operate to terminate all rights of the Member to Benefits under the terms of the Benefit Plan as of the effective date of such cancellation or termination.

3.	In the event of termination, if the Eligible Participant or Dependent is a bed patient in a Hospital on the date of termination, all Benefits will terminate as described in a., b., c., and d. above.

4.	Except as otherwise provided in the Benefit Plan, no Benefits are available to a Member for Covered Services rendered after the date of termination of a Member’s coverage.

CONTINUATION OF INSURANCE

UPON DEATH OF THE EMPLOYEE

If eligibility for group coverage ceases as a result of the death of the Employee, a surviving spouse covered as a Dependent who is fifty (50) years of age or older, will be provided continuous coverage under the Benefit Plan for a period of ninety (90) days from the date of the Employee’s death. Continued coverage will also be provided for the deceased Employee’s Dependent children, if covered prior to the Employee’s death.

Within the ninety (90) day period, the surviving spouse will be given the option to further continue that same coverage (on a premium paying basis) without a physical exam.

If the continuation of coverage option is not chosen, Benefits will cease at the end of the ninety (90) day period. If the continuation of coverage option is chosen within the ninety (90) day period, coverage will continue without interruption and premium is due from the surviving spouse from the last date for which premium has been paid. Such premium will not exceed the premium assessed for each Employee by class of coverage under the group contract.

The Group will be responsible for notifying the spouse of the right to continue and for billing and collection of premium.

However, if the Company has been furnished with the home address of the surviving spouse at the time of death and has been notified by the Group in a manner acceptable to the Company of the death of the Employee, the Company will notify the surviving spouse of the right to continue.

Coverage continued on a premium paying basis terminates on the earliest of

•	the date premium is due and is not paid on a timely basis; or

•	the date the surviving spouse or a Dependent child becomes eligible for Medicare; or

•	the date the surviving spouse or a Dependent child becomes eligible to participate in another group health plan; or

•	the date the surviving spouse remarries or dies; or

•	the date the group Benefit Plan ends; or

•	the date a Dependent child is no longer eligible.

CONTINUATION OF INSURANCE

An Employee whose coverage under the Benefit Plan ends because of termination of active employment or termination of membership in the eligible class or classes under the Benefit Plan may be entitled to continue the coverage under the Benefit Plan for himself and his eligible Dependents who were covered on the date the coverage ended until the earliest of the following dates:

•	Twelve (12) calendar months from the date the Employee’s coverage ended; or

•	The date ending the period for which the Employee last paid any required premium contribution; or

•	The date the Employee becomes eligible for similar group coverage; or

•	The date the Benefit Plan ends; or

•	The date the Employee legally resides outside the Company’s service area.

Continuation of coverage for an Employee and his Dependents is not available if:

•	The Employee was not continuously covered under the Benefit Plan for three (3) consecutive months immediately preceding the date his coverage ended; or

•	The Employee becomes eligible for other group coverage within thirty-one (31) days after coverage under the Benefit Plan ends; or

•	The Employee’s coverage under the Benefit Plan terminated due to fraud; or

•	The Employee’s coverage under the Benefit Plan terminated due to his failure to pay his required contribution to premium; or

•	The Employee is eligible for continuation of coverage under COBRA.

The Employee must notify the Group in writing of his election to continue this group health coverage and must pay any required contribution to the Group no later than the date on which coverage under the Benefit Plan would otherwise end. A form providing notification of the Employee’s election to continue his coverage is available from the Group.

COBRA CONTINUATION OF COVERAGE

In accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and any amendments thereto, certain covered Employees and Dependents who would otherwise lose coverage as a result of a Qualifying Event, will have the option of continuation of that coverage without evidence of insurability.

These Employees and Dependents (“Qualified Beneficiaries”) are those who are covered under the Benefit Plan on the day before a Qualifying Event occurs. In addition, a child who is born or placed for adoption with the covered Employee during a period of COBRA coverage will be eligible to become a Qualified Beneficiary if notification of such birth or adoption is made within thirty (30) days of birth or adoption. A “Qualifying Event” is any of the following events:

•	Termination of employment of an Employee for reasons other than gross misconduct;

•	Loss of eligibility by an Employee due to a reduction in the number of work hours of the Employee;

•	Death of an Employee;

•	Divorce or legal separation of an Employee;

•	The covered Employee becomes entitled to Medicare benefits resulting in the loss of coverage for Dependents;

•	A Dependent child ceases to be an Eligible Dependent under the terms of the Benefit Plan; or

•	The Group’s Title 11 Bankruptcy proceeding which commences on or after July 1, 1986, but only with respect to covered Employees who retired from the Group at any time.

The Qualified Beneficiary must notify the Group if the Qualifying Event is a divorce or legal separation or if a Dependent child loses eligibility for coverage, within sixty (60) days of the occurrence of the Qualifying Event. The Group will advise a Qualified Beneficiary of his rights under COBRA upon the occurrence of any other Qualifying Event and following notice or occurrence of a Qualifying Event when such notice is required to be given by the beneficiary.

The Member may be required to pay the applicable premium for continued coverage plus an amount to cover administrative expenses.

The option to elect continuation will be offered during a period which:

•	begins no later than the date on which the Member otherwise would lose coverage under the group health plan (the termination date); and

•	ends no earlier than sixty (60) days after the termination date or if notice is given, sixty (60) days after the Member is notified of his or her right to continue coverage, whichever is later.

If continuation of coverage is elected, the Qualified Beneficiary then has forty-five (45) days within which to make the first premium payment.

Continuation of coverage begins on the termination date and ends no later than the earliest of:

•	eighteen (18) months after the termination date in the case of termination of employment or reduction in work hours. If a second Qualifying Event occurs during this eighteen (18) month period, the eighteen (18) month period will be extended to thirty-six (36) months;

NOTE: The eighteen (18) months may be extended to twenty-nine (29) months for a Qualified Beneficiary who is determined to be disabled (as determined by the Social Security Administration) at the time employment was terminated, becomes disabled during the first sixty (60) days of COBRA coverage, or eligibility ceased because work hours were reduced. The Qualified Beneficiary must notify the Group of the disability determination within eighteen (18) months of the termination date and no later than sixty (60) days after the date of the Social Security Administration determination. The Qualified Beneficiary must also notify the Group within thirty (30) days of any final determination that the Qualified Beneficiary is no longer disabled. In this case, coverage will end no later than the first day of the month that begins more than thirty (30) days after a final determination that the Qualified Beneficiary is no longer disabled (as determined under the Social Security Act); or

•	thirty-six (36) months after the date of termination due to any other Qualifying Event; or

•	with respect to Dependent children, the date the Dependent children no longer meet the definition of Eligible Dependent; or

•	the date the Group ceases to maintain any group health plan; or

•	the date coverage ceases because of non-payment of required premiums; or

•	the date the Employee or Dependent becomes covered under another group health plan and benefits under that plan are not excluded or limited with respect to a Pre-Existing Condition; or

•	the date the Qualified Beneficiary becomes entitled to Medicare. Where the Qualifying Event is entitlement of an Employee to Medicare, the period of coverage for Dependents shall not terminate earlier than thirty-six (36) months from the date the Employee becomes entitled to Medicare.

NOTE: Special rules apply for the duration of coverage under COBRA for certain retirees and their Dependents who lose coverage as a result of an employer’s bankruptcy which is a “Qualifying Event.” In this event, affected retirees and surviving spouses of deceased retirees may elect lifetime coverage as of the date of the bankruptcy proceeding. Spouses and Dependent children of retirees may continue COBRA coverage until the retiree’s death. When the retiree dies, the surviving spouse and any Dependent children may elect and pay for an additional thirty-six (36) months of coverage from the date of the retiree’s death. In all cases, these Qualified Beneficiaries must pay for the coverage elected. COBRA coverage under these circumstances will terminate if the employer ceases to provide any group health plan to any employees, or if the Qualified Beneficiaries fail to pay the required premiums or become covered under another employer’s group health plan.

RIGHT OF SUBROGATION

1.	To the extent that Benefits for Covered Services are provided or paid under the Benefit Plan, the Company and the Group will be subrogated and will succeed to the right of the Member for the recovery of the amount paid under the Benefit Plan against any person, organization or other carrier except where such carrier provides Benefits directly to a Member who is its insured. The acceptance of such Benefits hereunder will constitute such subrogation.

2.

The Member will reimburse the Company (on behalf of the Group) all amounts recovered by suit, settlement, or otherwise, from any third party or his insurer to the extent of the Benefits provided or paid under the Benefit Plan. The right of reimbursement to the Company and the Group exists to the extent allowed by law even if the payment received by the Member is for, or is described as for, his damages other than health care expenses and/or dental care expenses, or if the Member recovering the money is a minor. All costs (including attorney fees) incurred by the Member in exercising any such right of recovery will be the responsibility of the Member. Any amount paid by the Company (on behalf of the Group) for which any third party or insurer is responsible will not be reduced by the amount of the Member’s costs.

3.	The Member will take such action, furnish such information and assistance, and execute such papers as the Company or the Group may require to facilitate enforcement of its rights, and will take no action prejudicing the rights and interest of the Company and the Group under the Benefit Plan. Nothing contained in this provision will be deemed to change, modify or vary the terms of the Coordination of Benefits section of the Benefit Plan.

GENERAL PROVISIONS

A.	The Benefit Plan

1.	Except as specifically provided herein, the Benefit Plan will not make the Company liable or responsible for any duty or obligation which is imposed on the Group by federal or state law or regulations. To the extent that the Benefit Plan may be an employee welfare benefit plan as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, The Group will be the administrator of such employee welfare benefit plan and will be solely responsible for meeting any obligations imposed by law or regulation on the administrator of the plan, except those specifically undertaken by the Company herein.

2.	The Company will not be liable for or on account of any fault, act, omission, negligence, misfeasance, malfeasance or malpractice on the part of any Hospital, other institution, or agent or Employee thereof, or on the part of any Physician, Allied Provider, nurse, technician or other person participating in or with the care or treatment of a Member.

B.	Benefit Plan Changes

The Company and the Group reserves the right to modify the terms of the Benefit Plan upon not less than thirty (30) days notice to the Member. No change or waiver of any Benefit Plan provision will be effective until approved by the Company’s and/or the Group’s chief executive officer or other officer who is authorized to make such changes.

C.	Identification Cards and Certificates or Booklets

The Company will issue identification cards and certificates or booklets which describe the Benefit Plan’s Benefits and the procedures for obtaining Benefits. In the event of a conflict between the Benefit Plan and the certificates or booklets, the terms of the Benefit Plan will prevail.

D.	Benefits to Which Members are Entitled

1.	The liability of the Company and the Group is limited to the Benefits specified in the Benefit Plan.

2.	Benefits for Covered Services specified in the Benefit Plan will be provided only for services and supplies rendered on and after the Member’s Enrollment Date by a Provider specified in the Benefit Plan and regularly included in such Provider’s charges.

E.	Filing of Claims

A claim is a written or electronic proof of charges for Covered Services that have been incurred by a Member during the time period the Member was insured under the Benefit Plan. Benefits will not be due under the Benefit Plan unless a claim in a form acceptable to the Company is filed with the Company within ninety (90) days from the date services are rendered. The claim must then be filed as soon as possible, but not more than eighteen (18) months after the claim is incurred. Benefits will be denied for claims filed any later than eighteen (18) months from the date of service. The claim must contain the data necessary for the Company to determine Benefits. A claim will be considered incurred on the date services or supplies are provided. Benefit Plan provisions in effect at the time the service or treatment is received shall govern the processing of any claim expense actually incurred as a result of the service or treatment rendered.

When filing claims for Prescription Drugs, Members must use the Prescription Drug Claim Form. The Prescription Drug Claim Form, or an attachment acceptable to the Company, must be completed and signed by the dispensing pharmacist. The claim form should then be sent to the Company.

F.	Review of Claims Denied in Whole or in Part

A Member has sixty (60) days, from the date of receipt of notification of the Company’s action on his or her claim, to request a review of any Benefits denied in whole or in part. To request a review, the Member must write to Blue Cross and Blue Shield of Louisiana, NASCO Dedicated Unit, Post Office Box 98029, Baton Rouge, LA 70898-9029, stating the issue to be reviewed and attaching pertinent medical records or other information that the Member offers in support of his or her claims. A copy should also be filed with the Manager of Employee Benefits of Tidewater Inc., 1440 Canal Street, New Orleans, LA 70112. The Member may also request a description of any pertinent records that the Company relied on in making its original decision to deny the claim in whole or in part.

A disposition of the claim will not be deemed final until such time as a written decision is rendered. The decision will be rendered within sixty (60) days after the request for review is received, unless medical records are requested from a Provider. In such case the decision will be rendered no later than one hundred twenty (120) days after the request for review is received. The Company has full discretionary authority to determine eligibility for Benefits and/or to construe the terms of the Benefit Plan. The Member will receive a written decision stating the specific reasons for the final decision with specific references to pertinent Benefit Plan provisions.

G.	Time Limit for Legal Action

No lawsuit may be filed:

•	any earlier than the first sixty (60) days after notice of claim has been given; or

•	any later than eighteen (18) months after the date services are rendered.

H.	Release of Information

Each Member receiving care under the Benefit Plan authorizes and directs any Provider to furnish to the Company, upon its request, all information, records, copies of records or testimony relating to attendance, diagnosis, examination, or treatment. Such authorization and compliance by each Provider affected will be a condition precedent to rights to Benefits to each Member hereunder, and no Benefits will be provided in any case where such authorization is not given full effect. The Company will hold such information, records, or copies of records, as confidential except where in its discretion the same should be disclosed.

I.	Applicable Law

The Benefit Plan will be governed and construed in accordance with the laws and regulations of the State of Louisiana except when preempted by federal law.

J.	Payment of Benefits

Direct Payment to Member

1.	All Benefits payable under the Benefit Plan and any amendment hereto are personal to the Member and are not assignable in whole or in part by the Member. The Company has the right to make payment to a Hospital, Physician, or other Provider (instead of to the Member) for Covered Services which they provide while there is in effect between the Company and any such Hospital, Physician, or other Provider an agreement calling for the Company to make payment directly to them. In the absence of such an agreement for direct payment, the Company will pay to the Member and only the Member those Benefits called for herein and the Company will not recognize a Member’s attempted assignment to, or direction to pay, another, except as required by law.

2.	The Company reserves the right to select Hospitals, Physicians, and other Providers with which it will make agreements for direct payment for Covered Services rendered to Members, based on criteria which include the Company’s need in the locality, Utilization Management practices of the Hospital, Physician, or other Provider, quality of services, and the like.

K.	Member/Provider Relationship

1.	The choice of a Provider is solely the Member’s.

2.	Neither the Company nor the Group renders Covered Services, but only makes payment for Covered Services received by Members. Neither the Group nor the Company is liable for any act or omission of any Provider. The Company nor the Group has no responsibility for a Provider’s failure or refusal to render Covered Services to a Member.

3.	The use or non-use of an adjective such as Participating, Key, Nonparticipating and Non-Key in referring to any Provider is not a statement as to the ability of the Provider.

L.	The Benefit Plan and Medicare

1.	For employers having twenty (20) or more active Employees, federal law and regulations require that each active Employee Age sixty-five (65) or older, and each active Employee’s spouse Age sixty-five (65) or older, may elect to have coverage under the Benefit Plan or under Medicare.

a.	Where such Employee or spouse elects coverage under the Benefit Plan, it will be the primary payor of Benefits with the Medicare program the secondary payor.

b.	For an active Employee Age sixty-five (65) or older or for a spouse Age sixty-five (65) or older of an active Employee who elects to have Medicare as the primary payor, the Benefit Plan will be considered as the secondary payor.

2.	Under federal law, if an active Employee under Age sixty-five (65) or an active Employee’s Dependent under Age sixty-five (65) is covered under a group Benefit Plan of an employer with one hundred (100) or more Employees and also has coverage under the Medicare program by reason of Social Security disability, the group Benefit Plan is the primary payor and Medicare is the secondary payor.

3.	For persons under Age sixty-five (65) who are covered under the Benefit Plan and who also have coverage under the Medicare program by reason of end-stage renal disease, or if the Member is determined to be disabled and has coverage under the Medicare program, the Medicare program will be the primary payor and the Benefit Plan the secondary payor, except that during the first eighteen (18) month period that such persons are eligible for Medicare benefits by reason of end-stage renal disease or disability, the Benefit Plan will be the primary payor and Medicare the secondary payor.

4.	When the Benefit Plan is the primary payor, it will provide regular Benefits for Covered Services. When the Benefit Plan is the secondary payor, it will provide Benefits not to exceed the difference between actual charges for services and the amount paid by Medicare (or the difference between the Medicare approved charge and the amount Medicare paid if assignment is accepted by the Physician).

M.	Notice

Any notice required under the Benefit Plan must be in writing. Notice to the Group or to the Company will be sent to the address stated in the application for group coverage. Required notices given will be considered delivered when deposited in the United States Mail, postage prepaid, addressed to the Member at the address as it appears on the records of the Company, or to the Group at the address as it appears on the records of the Company. The Group, the Company, or a Member may, by written notice, indicate a new address for giving notice.

N.	Job-Related Injury or Illness

The Group must report to the appropriate governmental agency any job-related Injury or Illness of an Employee where so required under the provisions of any legislation of any governmental unit. The Benefit Plan excludes Benefits for any services covered in whole or in part by Workers’ Compensation laws and/or rendered as a result of occupational disease or Injury. In the event Benefits are initially extended and a compensation carrier or employer makes any type settlement with the Employee, with any person entitled to receive settlement where the Employee dies, or if the Employee’s Injury or Illness is found to be compensable under law, the Employee must reimburse the Company and the Group for Benefits extended or direct the compensation carrier to make such reimbursement. The Company and the Group will be entitled to such reimbursement even if the settlement does not mention or excludes payment for health care expenses.

O.	Right of Recovery

Whenever any payment for Covered Services has been made in an amount that exceeds the maximum Benefits available for such services under the Benefit Plan, or whenever payment has been made in error for non-Covered Services, the Company will have the right to recover such payment from the Member or, if applicable, the Provider. As an alternative, the Company reserves the right to deduct from any pending claim for payment under the Benefit Plan any amounts the Member or Provider owes.

P.	Coverage in a Department of Veterans Affairs or Military Hospital

In any case in which a veteran is furnished care or services by the Department of Veterans Affairs for a non-service-connected disability, the United States will have the right to recover or collect the reasonable cost of such care or services to the extent the veteran would be eligible for Benefits for such care or services if the care or services had not been furnished by a department or agency of the United States. The amount that the United States may recover will be reduced by the appropriate Deductible and Coinsurance amount.

The United States will have the right to collect the reasonable cost of health care services incurred by the United States on behalf of a military retiree or a military Dependent through a facility of the United States military to the extent that the retiree or Dependent would be eligible to receive reimbursement or indemnification if the retiree or Dependent were to incur such cost on his or her own behalf. The amount the United States may recover will be reduced by the appropriate Deductible and Coinsurance amount.

Q.	Liability of Plan Affiliates

The Group, on behalf of itself and its participants, hereby expressly acknowledges its understanding that the Company is an independent corporation operating under a license from the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans, the “Association” permitting the Company to use the Blue Cross and Blue Shield Service Marks in the State of Louisiana, and that the Company is not contracting as the agent of the Association. The Group, on behalf of itself and its participants, further acknowledges and agrees that it has not entered into another agreement based upon representations by any person other than the Company and that no person, entity, or organization other than the Company shall be held accountable or liable to the Group for any of the Company’s obligations to the Group. This paragraph shall not create any additional obligations whatsoever on the part of the Company other than those obligations created under other provisions of this agreement.

R.	Certificates of Creditable Coverage

The Company shall provide, without charge to Employees and/or Dependents who are or who were covered under the Benefit Plan, a written certification of their coverage under the Benefit Plan (Certificate of Creditable Coverage) under the following circumstances:

A.	The Company will automatically issue a Certificate of Creditable Coverage to:

1.	An individual who is a Qualified Beneficiary entitled to elect COBRA Continuation coverage.

2.	An individual ceasing to be covered under the Benefit Plan.

3.	An individual who is a Qualified Beneficiary and has elected COBRA continuation coverage that has ended.

B.	A Certificate of Creditable Coverage will be given by the Company to an individual, at any time, upon request, for a period of up to twenty-four (24) months after coverage under the Benefit Plan ceases.

SUMMARY PLAN DESCRIPTION INFORMATION

Name of Plan:	The Tidewater Executive Health and Dental Benefit Plan For Actively Employed Officers of Tidewater Inc.

Name and Address of	Tidewater Inc.
Plan Sponsor:	1440 Canal Street
Suite 2100
New Orleans, Louisiana 70112
Telephone: 1-504-568-1010 (1-800-678-8433)

Employer Identification Number (EIN):	72-0487776

Plan Number (PN):	501

Type of Plan:	Group Major Medical and Group Dental Benefit Plan

Type of Administration:	The Plan(s medical and dental Benefits are administered, on behalf of the Plan Administrator, by Blue Cross and Blue Shield of Louisiana, pursuant to the terms of the Administration Services Agreement and the terms and conditions of the Benefit Plan.

Name and Address of	Tidewater Inc.
Plan Administrator:	1440 Canal Street
Suite 2100
New Orleans, Louisiana 70112
Telephone: 1-504-568-1010 (1-800-678-8433)

Agent for Service of	Tidewater Inc.
Legal Process:	1440 Canal Street
Suite 2100
New Orleans, Louisiana 70112
Telephone: 1-504-568-1010 (1-800-678-8433)

Plan Year:	The financial records of the Plan are kept on a Plan Year basis. The Plan Year ends on each December 31.

Plan Details:	The eligibility requirements, termination provisions and a description of the circumstances which may result in disqualification, ineligibility, denial, or loss of any benefits are described in the Benefit Plan.

Future of the Plan:	Although the Plan Sponsor expects and intends to continue the Benefit Plan indefinitely, the Board of Directors of Tidewater Inc. reserves the right to modify, amend, suspend, or terminate the Benefit Plan at any time.

Source of Contributions and Funding:	The cost of all coverage is paid in full by the Plan Sponsor.

Department of Labor:	If You have any questions about Your rights under the Employee Retirement Income Security Act of 1974 (ERISA), You should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in Your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.

ERISA RIGHTS

As a Participant in the Plan You are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan Participants shall be entitled to:

•	examine, without charge, at the Administrator’s office all Plan documents, insurance contracts and copies of all documents filed by the Plan with the U. S. Department of Labor, such as detailed annual reports and this SPD;

•	obtain copies of all Plan documents and other Plan information upon written request to the Administrator, who may make a reasonable charge for the copies;

•	receive a summary of the Plan’s annual financial report. The Administrator is required by law to annually furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. These people, called “fiduciaries” of the Plan, have a duty to act prudently and in the interest of You and other Plan Participants and beneficiaries. No one, including the Group or any other person, may fire You or otherwise discriminate against You in any way to prevent You from obtaining a Plan benefit or exercising Your rights under ERISA. If Your claim for a Plan benefit is denied in whole or in part, You must receive a written explanation of the reason for the denial. You have the right to have the Plan’s Administrator review and reconsider Your claim.

Under ERISA, there are steps You can take to enforce the above rights. For instance, if You request materials from the Plan and do not receive them within thirty (30) days, You may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay You up to one hundred dollars ($100.00) a day until You receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If You have a claim for benefits which is denied or ignored, in whole or in part, You may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if You are discriminated against for asserting Your rights, You may seek assistance from the U.S. Department of Labor, or You may file suit in a federal court. The court will decide who should pay court costs and legal fees. If You are successful the court may order the person You have sued to pay these costs and fees. If You lose, the court may order You to pay these costs and fees; if, for example, it finds Your claim is frivolous. If You have any questions about Your Plan, You should contact the Administrator. If You have any questions about this statement or about Your rights under ERISA, You should contact the Administrator or the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

AMENDMENT TO THE

MANAGED HEALTH CARE EXECUTIVE MEDICAL BENEFIT PLAN CERTIFICATE OF

TIDEWATER INC. (“Group”)

This Amendment is issued to the Member and is effective on the date as shown on the Group’s Benefit Plan Amendment. All of the provisions, definitions, procedures, conditions, limitations, and exclusions of the Benefit Plan are applicable to this Amendment, unless they conflict with the provisions of this Amendment. If the provisions of the Benefit Plan or other Amendment or Endorsement heretofore issued conflict with those of this Amendment, the provisions of this Amendment will prevail.

HEALTH, DENTAL AND SHORT TERM DISABILITY SCHEDULE OF BENEFITS

The section entitled “Prescription Drugs” is hereby amended to read as follows:

Prescription Drugs (Benefits provided only through Participating Pharmacies)

Deductible Amount	None

Copayment Amount (per prescription)

Generic Drugs	$10.00

Brand Drugs if Generic Drugs available	$20.00 + Cost Difference for Brand

Brand Drugs if Generic Drugs not available	$20.00

Retail dispensing increments and Copayment for Generic and/or Brand Drugs:

34 day supply -	1 Copayment
68 day supply -	2 Copayments
102 day supply -	3 Copayments

Special Note:

Contraceptive drugs are excluded unless determined to be Medically Necessary and pre-authorization is obtained by calling the telephone number shown on the Member I.D. Card.

Weight reduction prescriptions are excluded unless determined to be Medically Necessary and pre-authorization is obtained by calling the telephone number shown on the Member I.D. Card.

The Copayment includes applicable sales tax.

All other provisions remain unchanged.

Blue Cross and Blue Shield of Louisiana, incorporated as Louisiana Health Service & Indemnity Company (referred to as the “Company”), provides administrative claims payment services only for the Group and does not assume any financial risk or obligation with respect to claims liability.

40XX0958 5/99

EXECUTIVE MEDICAL BENEFIT PLAN CERTIFICATE

HEALTH AND DENTAL SCHEDULE OF BENEFITS

GROUP NAME	GROUP NUMBER
Tidewater Inc.	48347 and Departments

GROUP’S BENEFIT PLAN DATE	GROUP’S BENEFIT PLAN AMENDED DATE	GROUP’S ANNIVERSARY DATE
January 1, 1998	January 1, 2001	January 1st

Benefit Period Maximum Amount (Per Family):		$7,500.00

DEDUCTIBLES and OUT-OF-POCKET MAXIMUMS

Individual Benefit Period Deductible	Not Applicable

Family Benefit Period Aggregate Deductible Maximum	Not Applicable

Individual Out-of-Pocket Maximum (Excludes Deductible)	Not Applicable

Family Out-of-Pocket Aggregate Maximum (Excludes Deductible)	Not Applicable

EXECUTIVE MEDICAL PLAN BENEFIT DESIGN

	Coinsurance Group	Coinsurance Member
Hospital

Inpatient Hospital Copayment	Not Applicable	Not Applicable

Inpatient Hospital Admission (Includes all Inpatient Services)	100%	0%

Emergency Treatment	100%	0%

Surgical and Medical Services Physician’s Office Visit and Consultations (Excludes Surgery)	100%	0%

Physician Surgical Services (Inpatient or Outpatient)	100%	0%

40XX0842 R 01/01

Assistant Surgeon Services	100%	0%

Anesthesia Services	100%	0%

Second Surgical Opinion (Optional)	100%	0%

Chiropractor Visits	100%	0%

Outpatient Diagnostic X-Ray	100%	0%

Preventive or Wellness Care	100%	0%

Pregnancy Care

Maternity Delivery (Prenatal and Postnatal Care)	100%	0%

Other Covered Services, Supplies, or Equipment Ambulance Services	100%	0%

Durable Medical Equipment, Prosthetics and Orthotics	100%	0%

Ambulatory Surgical Center (Outpatient Facility Charge)	100%	0%

TMJ Disorders (Limited to non-surgical services each Benefit Period - Facility and Professional services combined)	100%	0%

Outpatient Private Duty Nursing Services	100%	0%

Outpatient Speech, Physical, Occupational and Cardiac Therapy	100%	0%

Dental Services/Accidental Injury to Sound Natural Teeth (Dental and Medical Providers)	100%	0%

Attention Deficit/Hyperactivity Disorders	100%	0%

2

Mental Disorders

Inpatient Services Maximum (30 Days per Benefit Period)	100%	0%

Outpatient Services Maximum (20 Visits per Benefit Period)	100%	0%

Alcohol & Drug Abuse

Inpatient Services Maximum (30 Days per Benefit Period and Two confinements per Lifetime)	100%	0%

Outpatient Services Maximum (20 Visits per Benefit Period)	100%	0%

Prescription Drugs
Generic Drugs or Brand Drugs	100%	0%

Pre-Authorization is required for the following drugs and may be requested by calling: 1-800-973-7705.

•	Dexadrine (age nineteen (19) and over)

•	Adderall (age nineteen (19) and over)

•	Growth Hormones

•	Oral Contraceptives

•	Anorexiants

•	Prescription Vitamins and/or Minerals

THE FOLLOWING BENEFITS MUST BE AUTHORIZED

BY INDIVIDUAL CASE MANAGEMENT

Special Benefits	Coinsurance Group	Coinsurance Member
Skilled Nursing Facility Services	100%	0%
(Limited to 100 Days per Benefit Period)

Home Health Care Services	100%	0%
(Limited to 40 Visits per Benefit Period)

Hospice Care Services	100%	0%
(Limited to $5,000 Lifetime Maximum)

3

BENEFITS FOR THE FOLLOWING ARE AVAILABLE

ONLY IF A WRITTEN PRE-AUTHORIZATION IS OBTAINED

BY INDIVIDUAL CASE MANAGEMENT

Organ and Tissue Transplant Benefits	Coinsurance Group	Coinsurance Member
(All Covered Services Subject to the overall Lifetime Maximum)	100%	0%

DENTAL CARE BENEFITS

(Provider Network not applicable)

BENEFIT PERIOD DEDUCTIBLE:

Type I	Not Applicable

Type II and III

Per Participant	Not Applicable

Per Family (Aggregate)	Not Applicable

Type IV	Not Applicable

BENEFIT PERIOD MAXIMUM:

Type I, II, and III	Not Applicable

TYPE IV ORTHODONTIC SERVICES:

Lifetime Maximum	Not Applicable

Group /Member

ALLOWABLE CHARGE PAYMENT PERCENTAGES:

Type I (Preventive) Dental Expenses	100% / 0%

Type II (Basic) Dental Expenses	100% / 0%

Type III (Major) Dental Expenses	100% / 0%

Type IV (Orthodontic) Dental Expenses	100% / 0%

4

ELIGIBILITY ENROLLMENT AND WAITING PERIOD

Active Employees who are Officers of Tidewater Inc. - An initial Employee, performing all of the main duties of his or her job with the Group and working a minimum of thirty (30) hours per week and who is not part-time or temporary, will be eligible for coverage on the Benefit Plan date. A subsequent Employee, hired or promoted after the Benefit Plan date, will be eligible for coverage on the date of employment or promotion.

Coverage for an Active Employee will become effective on the date such Employee is eligible, provided he or she is Actively at Work on the effective date. If the Employee is not Actively at work on the effective date, coverage will become effective on the date the Employee returns to Active Work.

Dependents of Employees who are Officers of Tidewater Inc. - A Dependent of an Active Employee, who is eligible for coverage under the Plan and who is not already covered as an Employee under the Plan and for whom the Employee has made a written request for coverage, will be eligible:

•	On the date the Employee qualifies for coverage, if he or she has one (1) or more Dependents at that time; or

•	On the date the Employee acquires a first Dependent, if such Employee has no Dependents on the date the Employee becomes eligible for coverage.

Coverage for a Dependent of an Active Employee will become effective on the date such Dependent qualifies for Dependent coverage. Coverage for a Dependent who is Hospital confined on the effective date will become effective on the day after such Dependent is discharged from the Hospital.

Former Plan Participants with extended Benefits under COBRA - A former Employee who was an Officer of Tidewater Inc. and all covered Dependents will be eligible for coverage on the date following the loss of coverage due to a Qualifying Event.

Coverage will become effective on the date established by the Company, pending timely application and receipt of applicable premium payments by the Company.

TERMINATION OF MEDICAL AND DENTAL COVERAGES

Medical and dental coverages for the Subscriber will end on the earliest of:

A.	The date upon which membership as an Eligible Participant ceases; or

B.	The date upon which employment with the Group ceases; or

C.	The date upon which the Subscriber or the Group ceases premium payments for this coverage; or

D.	The date upon which the Plan ceases; or

E.	The date upon which the Subscriber is pensioned or retired, unless the Subscriber, otherwise, qualifies for retiree medical benefits.

Medical and dental coverages for the Dependent will end on the earliest of:

A.	The date upon which the Subscriber is no longer an Eligible Participant; or

B.	The date upon which the Dependent ceases to be an eligible Dependent; or

C.	The date upon which all Dependent coverage under the Plan is cancelled.

5

CHANGE IN AMOUNTS OF BENEFITS

Any change in the amount of Benefits due to a change in Your class will be effective on the date of the change, provided:

A.	You are Actively at Work; and

B.	You make any required premium payment for the change to become effective.

If You are not Actively at Work, such change will become effective on the first day on which You return to work. If You or the Group does not make the required premium payment within thirty-one (31) days of the change, any increased Benefits will not become effective until You give proof of good health satisfactory to the Company. Such increased Benefits will become effective on the date established by the Group and the Company.

Changes in amounts of Benefits due to an amendment to the Plan will become effective:

A.	For You:

1.	On the amendment date if You are Actively at Work performing the normal duties of Your job for a full work day:

a.	While physically present at Your normal place of employment; or

b.	At some other place of business that the Group requires You to go.

B.	For Your Dependent (if applicable):

1.	On the amendment date if the Dependent is not confined to a Hospital; or

2.	On the day after the Dependent is released from a Hospital, if the Dependent is Hospital confined on the amendment date.

Payments will be based upon the Benefits in effect at the time the Covered Service is rendered.

6